Rule 424(b)(2)
                                                  Registration No. 33-66676


                  PRICING SUPPLEMENT DATED MARCH 3, 1998

                   HEALTH CARE PROPERTY INVESTORS, INC.
                        Medium-Term Notes, Series B

This Pricing Supplement accompanies and supplements the Prospectus, dated August 1, 1995, as supplemented by the Prospectus Supplement, dated
August 1, 1995.

The Notes have the following terms (as applicable):

          Principal Amount:                  $15,000,000.00
          Agent's Discount or Commission:    .50%
          Net Proceeds to Issuer:            $14,925,000.00
          Original Issue Price:              100%
          Original Issue Date:               March 3, 1998
          Stated Maturity Date:              March 3, 2003
          Interest Rate Per Annum:           6.66%
          Redemption Date(s):                None
          Redemption Price(s):               Not Applicable
          Notice of Redemption:              Not Applicable
          Optional Repayment Date:           None
          Optional Repayment Price:          Not Applicable
          Notice of Optional Repayment:      Not Applicable
          Original Issue Discount:           [ ] Yes                  [X] No
          Form:                              [X] Book-Entry/Global
                                             [ ] Definitive
          Agent:                             [ ] Merrill Lynch & Co.
                                             [X] Goldman, Sachs & Co.

Agent acting in the capacity as indicated below:

          [ ]  Agent                    [X]  Principal

If as Principal:

          [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

          [X] The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

If as Agent:

           The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.


Stated Interest:

           Based on the expected issue price of the Notes, the Company does not anticipate that the Notes will be issued with original issue discount. Holders of Notes will be required to include stated interest in gross income in accordance with their method of accounting for tax purposes. Each purchaser of Notes is encouraged to consult his or her tax advisor with respect to the tax consequences to him or her of the acquisition, ownership and disposition of the Notes. See "Material Federal Income Tax Considerations" in the accompanying Prospectus Supplement.